Execution Copy

                              EMPLOYMENT AGREEMENT

         AGREEMENT, made as of November 1, 1996, by and between VERMONT PURE HOLDINGS, LTD., a Delaware corporation (the "Company"), VERMONT PURE SPRINGS, INC., a Delaware corporation that is a wholly owned subsidiary of the Company ("Springs"), and TIMOTHY FALLON (the "Executive").

         WHEREAS, the Executive has been employed pursuant to a written employment agreement dated November 4, 1994 (the "1994 Agreement"); and the parties to this Agreement desire that the Company continue to employ the Executive and wish to enter into this Agreement, replacing in its entirety the 1994 Agreement and setting forth the terms of Executive's employment by the Company; and the Executive desires to accept such employment and to enter into this Agreement,

         NOW THEREFORE, it is agreed as follows:

1.       Employment.

         1.1 General. The Company shall employ the Executive (either directly or by employment with Springs), and the Executive accepts employment, as Chief Executive Officer and President of the Company, upon the terms and conditions described herein. During the "Employment Term" (as defined in Section 2.1 hereof), the Executive shall devote all of his business time, attention and skills to the business and affairs of the Company.

         1.2 Duties. The Executive shall at all times render his services at the direction of the Board of Directors of the Company (the "Board of Directors"), and his duties generally will include those required for the day-to-day and long-term planning, development, operation and advancement of the business of the Company, Springs and their affiliates. The Company may assign to the Executive such other executive and financial administrative duties for the Company or any affiliate of the Company as may be determined by the Board of Directors, consistent with the Executive's status as Chief Executive Officer and President. The Executive agrees to diligently use his best efforts to promote and further the reputation and good name of the Company and perform his services well and faithfully.

2.       Term and Termination.
 .
         2.1 Term. The term of employment by the Company of the Executive pursuant to this Agreement shall commence on November 1, 1996 and terminate on November 1, 2001 (the "Employment Term"), subject to the provisions of Section 2.2.

         2.2 Early Termination. Not with standing anything to the contrary contained in this Agreement, Executive's employment may be terminated prior to the end of the Employment Term only as set forth in this Section.

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                  2.2.1 Termination Upon Resignation or Death of Executive.  The
Executive's employment shall terminate upon the resignation or death of the Executive. In case of termination pursuant to this Section, the Company shall pay to the Executive (or, in case of his death, to his estate or his beneficiary designated in writing), the base salary earned by the Executive pursuant to
Section 3, prorated through the date of resignation or death.

                  2.2.2 Termination Upon Disability of Executive. The Executive's employment shall terminate by reason of the disability of the Executive. For this purpose, "disability" shall mean the Executive's inability, by reason of accident, illness or other physical or mental disability (determined in good faith by the Board of Directors with the advice of a qualified and independent physician), to perform satisfactorily the duties required by his employment hereunder for any consecutive period of 120 calendar days. In case of termination pursuant to this Section, the Executive shall continue to receive his base salary prorated through the time of such termination, less any amount the Executive receives during such period from any Company-sponsored or Company-paid source of insurance, disability compensation or government program.

                  2.2.3 Termination Upon Mutual Consent. The Executive's employment may be terminated by the mutual consent of the Company and the Executive on such terms as they may agree.

                  2.2.4 Termination For Cause. The Executive's employment shall terminate immediately on notice to the Executive upon a good faith finding of the Board of Directors that the Executive has (i) wilfully or repeatedly failed to perform his duties in accordance with the provisions of this Agreement following 30 days' prior written notice to the Executive and failure of the Executive to cure any deficiency, (ii) committed a breach of any provision of
Section 4 hereof, (iii) misappropriated assets or perpetrated fraud against the Company, (iv) been convicted of a crime which constitutes a felony, or (v) been engaged in the illegal use of controlled or habit forming substances. In the event of termination for cause, the Company shall pay the Executive his base salary prorated through the date of termination.

                  2.2.5 Termination by Company Without Cause. The Company may terminate the Executive's employment at any time and for any reason, without cause, upon written notice to the Executive.

                  In the event of termination pursuant to this Section 2.2.5 during the Company's fiscal years ending October 1997 and October 1998, the Company shall pay or provide to the Executive the following termination benefits: (i) an amount equal to the sum of 1.5 times the Executive's annual base salary as of the termination date, plus $150,000 if the termination occurs in fiscal 1997 or $175,000 if the termination occurs in fiscal 1998, payable in each case over a period of 18 months after the date of termination, in regular monthly installments, less income taxes and other applicable withholdings, and
(ii) the Executive's "Fringe Benefits" (as defined below) for a period of 18 months.


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                  In the event of  termination  pursuant to this  Section  2.2.5 during the Company's fiscal years ending October 1999, October 2000 and October 2001, the Company shall pay or provide to the Executive the following termination benefits: (i) an amount equal to the sum of 1.0 times the Executive's annual base salary as of the termination date, plus $150,000, payable over a period of 12 months after the date of termination, in regular monthly installments, less income taxes and other applicable withholdings, and
(ii) the Executive's "Fringe Benefits" (as defined below) for a period of 12 months.

                  2.2.6 Fringe Benefits. The obligation of the Company to provide "Fringe Benefits" following any termination pursuant to Section 2.2.5 shall mean that the Executive's participation (including dependent coverage) in the life and health insurance plans of the Company in effect immediately prior to the termination shall be continued, or substantially equivalent benefits provided, by the Company, at a cost to the Executive no greater than his cost at the date of such termination, for the relevant period of 18 months or 12 months, as the case may be. Notwithstanding the foregoing, if the Company shall be unable to provide for the continuation of an insurance benefit (such as life insurance) because such benefit was provided pursuant to an insurance policy that does not provide for the extension of such insurance benefit following termination of the employment of the Executive, then the Executive may purchase insurance providing such insurance benefit and, whether or not the Executive so elects to purchase insurance, the Company's only obligation with respect to such insurance benefit shall be to reimburse the Executive for his premium costs, up to a maximum aggregate amount for all policies of insurance purchased by the Executive pursuant to this sentence of $10,000. If the Company is obligated pursuant to the so-called "COBRA" law to offer the Executive the opportunity for a temporary extension of health coverage ("continuation coverage"), then the Executive shall elect continuation coverage, and the premium cost of such coverage shall be borne by the Company and the Executive as provided in the first sentence of this Section 2.2.6. Continuation coverage provided pursuant to COBRA shall terminate in accordance with COBRA. To the extent that any benefit required to be provided to the Executive by the Company pursuant to Section
2.2.5  shall  be  provided  to the  Executive  by any  successor  employer,  the
Company's obligation to provide that benefit to the Executive shall be correspondingly offset or shall cease, as the case may be. In no event shall the Company have any obligation to provide Fringe Benefits after the expiration of the relevant period of 18 months or 12 months, as the case may be, following the date of termination. The Executive shall not be entitled to any expense allowance, automobile allowance or relocation allowance following the termination of his employment for any reason.

                  2.2.7 Change in Control Constitutes Termination Without Cause. A "Change of Control" (as defined in this Section) will be deemed to be a termination of the Executive's employment within the meaning of Section 2.2.5. A "Change of Control" shall mean a change in control of the Company (and not any person or entity that hereafter becomes a successor to all or substantially all of the business or assets of the Company by reason of a Change of Control) and shall be deemed to have taken place if : (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of shares

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of the capital stock of the Company  having more than 50% of the total number of votes that may be cast for the election of directors of the Company, (ii) the sale or other disposition (excluding mortgage or pledge) of all or substantially all of the assets of the Company, or (iii) the merger or other business combination of the Company with or into another corporation or entity pursuant to which the Company will not survive or will survive only as a subsidiary of another corporation or entity, in either case with the stockholders of the Company prior to the merger or other business combination holding less than 50% of the voting shares of the merged or combined companies or entities after such merger or other business combination. The rights and obligations created by this Agreement with respect to a Change of Control shall apply only with respect to the first Change of Control after the date of execution of this Agreement, and not with respect to any subsequent transaction.

                  2.2.8 No Other Termination Benefits. The Executive understands and agrees that the termination payments and benefits described in this Section 2 constitute all of the payments and benefits to which he (or his estate or beneficiary) will be or become entitled to receive in case of termination of his employment, and that such payments and benefits are in lieu of any and all other payments and benefits of every kind or description to which he may be entitled, including, without limitation, any right to receive a bonus payment or any portion thereof.

3. Compensation. During the Employment Term, the Company shall pay, in full payment for all of the Executive's services rendered hereunder, the following compensation:

         3.1 Base Salary. The Company shall pay the Executive an annual base salary, less income taxes and other applicable withholdings, of $186,400 in Company's standard payroll installments. Commencing November 1, 1997, the Board of Directors will review the annual base salary amount as soon as practicable after the end of each fiscal year of Company to consider whether or not it should be increased. Such determination shall be in the sole discretion of the Board of Directors using such criteria as they deem relevant, including, but not limited to, the performance of the Company and the Executive.

         3.2 Bonuses. While the Executive is employed by the Company, the Executive will be eligible to receive the bonuses described in this Section 3.2. Unless otherwise specified, all incentive goals set forth in this Section shall be based upon or derived from the Company's audited consolidated financial statements prepared in accordance with generally accepted accounting principles as reported on by the Company's independent accountants.

                  3.2.1 Fiscal Year 1997 Sales and Net Income Bonuses. With respect to the Company's fiscal year ending October 1997: (i) if the Company has annual sales equal to or in excess of $15,000,000, then there shall be a bonus of $50,000, and (ii) if the Company has adjusted annual net income of at least $1.00 (calculated prior to the $50,000 bonus, if earned, described in the preceding clause (i) and prior to the bonus described in this clause (ii)), then there

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shall be a bonus of $100,000.  The bonuses in clauses (i) and (ii) are independent of each other and are cumulative.

                  3.2.2 Fiscal Year 1998 Sales Bonus. With respect to the Company's fiscal year ending October 1998: if the Company has annual sales equal to or in excess of $20,000,000, then there shall be a bonus of $75,000.

                  3.2.3 Fiscal Year 1998 Budgeted Sales and Budgeted EBITDA Bonuses. With respect to the Company's fiscal year ending October 1998:

                  (i) if the Company has actual annual sales which, expressed as a percentage of target annual sales approved in the budget for that fiscal year by the Board of Directors, are at least 95% of such target annual sales, then there shall be a bonus as set forth in the following table. Bonuses under this clause (i) are non-cumulative.

  Actual Sales Divided by Target Sales                           Bonus
  ------------------------------------                           -----
  less than 95% of target                              -         $  -0-
  at least 95% but less than 96% of target             -         25,000
  at least 96% but less than 97% of target             -         30,000
  at least 97% but less than 98% of target             -         35,000
  at least 98% but less than 99% of target             -         40,000
  at least 99% but less than 100% of target            -         45,000
  at least 100% but less than 101% of target           -         50,000
  at least 101% but less than 102% of target           -         52,500
  at least 102% but less than 103% of target           -         55,000
  at least 103% but less than 104% of target           -         57,500
  at least 104% but less than 105% of target           -         60,000
  at least 105% but less than 106% of target           -         62,500
  at least 106% but less than 107% of target           -         65,000
  at least 107% but less than 108% of target           -         67,500
  at least 108% but less than 109% of target           -         70,000
  at least 109% but less than 110% of target           -         72,500
  at least 110% of target or greater                   -         75,000

                  (ii) if the Company has actual annual earnings before interest, taxes, depreciation and amortization ("EBITDA") which, expressed as a percentage of target annual EBITDA approved in the budget for that fiscal year by the Board of Directors, are at least 90% of such target annual EBITDA, then there shall be a bonus as set forth in the following table. Bonuses under this clause (ii) are non-cumulative.



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

  Actual EBITDA Divided by Target EBITDA                         Bonus
  --------------------------------------                         -----
  less than 90% of target                              -         $  -0-
  at least 90% but less than 91% of target             -         25,000
  at least 91% but less than 92% of target             -         27,500
  at least 92% but less than 93% of target             -         30,000
  at least 93% but less than 94% of target             -         32,500
  at least 94% but less than 95% of target             -         35,000
  at least 95% but less than 96% of target             -         37,500
  at least 96% but less than 97% of target             -         40,000
  at least 97% but less than 98% of target             -         42,500
  at least 98% but less than 99% of target             -         45,000
  at least 99% but less than 100% of target            -         47,500
  at least 100% but less than 102% of target           -         50,000
  at least 102% but less than 104% of target           -         52,500
  at least 104% but less than 106% of target           -         55,000
  at least 106% but less than 108% of target           -         57,500
  at least 108% but less than 110% of target           -         60,000
  at least 110% but less than 112% of target           -         62,500
  at least 112% but less than 114% of target           -         65,000
  at least 114% but less than 116% of target           -         67,500
  at least 116% but less than 118% of target           -         70,000
  at least 118% but less than 120% of target           -         72,500
  at least 120% of target or greater                   -         75,000

                  3.2.4 Fiscal Years 1999, 2000 and 2001 Budgeted Sales and Budgeted EBITDA Bonuses. With respect to each of the Company's fiscal years ending October 1999, October 2000 and October 2001:

                  (i) if the Company has actual annual sales which, expressed as a percentage of target annual sales approved in the budget for that fiscal year by the Board of Directors, are at least 95% of such target annual sales, then there shall be a bonus as set forth in the following table. Bonuses under this clause (i) are non-cumulative.

  Actual Sales Divided by Target Sales                           Bonus
  ------------------------------------                           -----
  less than 95% of target                              -         $  -0-
  at least 95% but less than 96% of target             -         50,000
  at least 96% but less than 97% of target             -         55,000
  at least 97% but less than 98% of target             -         60,000
  at least 98% but less than 99% of target             -         65,000
  at least 99% but less than 100% of target            -         70,000
  at least 100% but less than 101% of target           -         75,000
  at least 101% but less than 102% of target           -         77,500
  at least 102% but less than 103% of target           -         80,000
  at least 103% but less than 104% of target           -         82,500
  at least 104% but less than 105% of target           -         85,000
  at least 105% but less than 106% of target           -         87,500

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  at least 106% but less than 107% of target           -         90,000
  at least 107% but less than 108% of target           -         92,500
  at least 108% but less than 109% of target           -         95,000
  at least 109% but less than 110% of target           -         97,500
  at least 110% of target or greater                   -         100,000

                  (ii) if the Company has actual annual EBITDA which, expressed as a percentage of target annual EBITDA approved in the budget for that fiscal year by the Board of Directors, are at least 90% of such target annual EBITDA, then there shall be a bonus as set forth in the following table. Bonuses under this clause (ii) are non-cumulative.

  Actual EBITDA Divided by Target EBITDA                         Bonus
  --------------------------------------                         -----
  less than 90% of target                              -         $  -0-
  at least 90% but less than 91% of target             -         50,000
  at least 91% but less than 92% of target             -         52,500
  at least 92% but less than 93% of target             -         55,000
  at least 93% but less than 94% of target             -         57,500
  at least 94% but less than 95% of target             -         60,000
  at least 95% but less than 96% of target             -         62,500
  at least 96% but less than 97% of target             -         65,000
  at least 97% but less than 98% of target             -         67,500
  at least 98% but less than 99% of target             -         70,000
  at least 99% but less than 100% of target            -         72,500
  at least 100% but less than 102% of target           -         75,000
  at least 102% but less than 104% of target           -         77,500
  at least 104% but less than 106% of target           -         80,000
  at least 106% but less than 108% of target           -         82,500
  at least 108% but less than 110% of target           -         85,000
  at least 110% but less than 112% of target           -         87,500
  at least 112% but less than 114% of target           -         90,000
  at least 114% but less than 116% of target           -         92,500
  at least 116% but less than 118% of target           -         95,000
  at least 118% but less than 120% of target           -         97,500
  at least 120% of target or greater                   -         100,000

                  3.2.5 Time of Bonus Payments. Each bonus required to be paid to the Executive under Section 3.2 shall be paid as soon as practicable after the filing with the Securities and Exchange Commission of the Company's Annual Report on Form 10-K or 10-KSB or successor form, as the case may be.

         3.3 Vacation. The Executive shall be entitled to three (3) weeks of vacation in each 12-month period during the Employment Term. No more than two
(2) weeks may be taken consecutively.

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         3.4  Executive  Benefit  Plans.  The  Executive  shall be  entitled  to participate in all plans or programs sponsored by the Company for employees in general, including without limitation, participation in any group health, medical reimbursement, or life insurance plans.

         3.5 Expense Allowance. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by him from time to time in the performance of his duties hereunder, against receipts therefor in accordance with the then effective policies and requirements of the Company.

         3.6 Disability Insurance; Automobile Allowance. The Company shall have no obligation to provide disability insurance to the Executive. The Company agrees to provide an allowance of up to $13,000 per year, in the aggregate, to reimburse the Executive for (i) the actual cost of premiums incurred by the Executive for disability insurance obtained by the Executive and (ii) the actual cost of leasing an automobile for use by the Executive during the Executive's employment with the Company. The Executive may determine in his reasonable judgment how to allocate the $13,000 between disability insurance premiums and automobile allowance.

         3.7 Election as a Director. The Company will use its best efforts to cause the Executive to retain his position on the Board during the Employment Term. If the Executive's employment is terminated for any reason, then the Executive will be deemed to have resigned from the Board of Directors and from any and all other positions with the Company, Springs, or any affiliate of either or both of them.

         3.8 Relocation Allowance. If, on or before December 31, 1998, the Executive relocates his regular and permanent residence to a location reasonably acceptable to the Company, the Company will provide an allowance of up $15,000 for the actual moving expenses incurred by the Executive in connection with such relocation.

4.       Protection of Confidential Information; Non-Compete

         4.1      Acknowledgments.  The Executive acknowledges that:

         (a) The Executive has obtained and, during his employment by the Company, will obtain secret and confidential information concerning the business of the Company and its affiliates, including, without limitation, customer lists and sources of supply, their needs and requirements, the nature and extent of contracts with them, and related cost, price and sales information.

         (b) The Company and its affiliates will suffer substantial and irreparable damage which will be difficult to compute if, during the period of his employment with the Company or thereafter, the Executive should enter a competitive business or should divulge secret and confidential information relating to the business of the Company and its affiliates heretofore or hereafter acquired by him in the course of his employment with the Company.

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         (c) The  provisions of this  Agreement are reasonable and necessary for the protection of the business of the Company and its affiliates.

         4.2 Confidentiality. The Executive agrees that he will not at any time, either during the Employment Term or thereafter, divulge to any person, firm or corporation any information obtained or learned by him during the course of his employment with the Company, with regard to the operational, financial, business or other affairs of the Company and its affiliates, and their respective offices and directors, including, without limitation, trade secrets, customer lists, sources of supply, pricing policies, operational methods or technical processes, except (i) in the course of performing his authorized duties hereunder, (ii) with the Company's express written consent; (iii) to the extent that any such information is lawfully in the public domain other than as a result of the Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. In the event that the Executive shall be required to make any disclosure pursuant to the provisions of clause (iv) of the preceding sentence, the Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify the Company, by personal delivery or by fax, confirmed by mail, to the Company and, if the Company so elects and at the Company's expense, the Executive shall: (a) take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

         4.3 Return of Property. Upon termination of his employment with the Company, or at any time the Company may so request, the Executive will promptly deliver to Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and its affiliates and all property associated therewith, which he may then possess or have under this control.

         4.4. Non-Competition. During the Employment Term and for a period equal to the time during which Executive receives severance payments for benefits pursuant to Section 2 of this Agreement or for a period of 12 months in the event the Executive is terminated without entitlement to severance benefits herein, the Executive shall not, without the prior written permission of the Company, in the United States, its territories and possessions, directly or indirectly , (i) enter into the employ of or render any services to any person, firm or corporation engaged in any Competitive Business (as defined below); (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company or its affiliates while the Executive was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company or its affiliates any of their customers or sources of supply. However, nothing in this Agreement shall preclude the Executive from investing his personal assets in the securities of any Competitive Business if such securities

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are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his  beneficially  owning,  at any time, more
than  4.9%  of  the  publicly-traded   equity  securities  of  such  competitor.
"Competitive Business" shall mean any business or enterprise which (a) designs, sells, manufactures, markets and/or distributes spring or purified water products or still spring or purified water beverages, or (b) engages in any other business in which Company or its affiliates is involved at any time during the 12-month period immediately prior to the termination of the Executive's employment.

         4.5 Enforcement. If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 4, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court having jurisdiction over the matter, it being acknowledged and agreed by the Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity-

         4.6 "Blue Penciling". If any provision of Section 4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5. Representations of Executive. The Executive represents and warrants to the Company that the Executive is not a party to or bound by any agreement, understanding or restriction that would or may be breached by the Executive's execution and full performance of this Agreement. The Executive expressly undertakes and agrees that none of his acts or duties hereunder that will violate any obligations he may have to any prior employer (or will impose on the Company any liability to any prior employer) and that he has complied with all requirements of notice applicable to the termination of any prior employment before he commenced his employment with the Company. The Executive further represents and warrants that he has delivered to the Company complete copies of all employment agreements, understanding and restrictions to which he has been subject at any time during the last five years.

6.       Construction of this Agreement.

         6.1 Choice of Law. This Agreement is to be construed pursuant to the laws of Delaware, without regard to the laws affecting choice of law.

         6.2 Invalid Agreement Provisions. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

         6.3 No Other Agreements. This Agreement represents the full agreement between the Company and the Executive with respect to the subject matter hereof and the Company and the Executive have made no agreements, representations or warranties relating to the subject matter of this Agreement that re not set forth herein. This Agreement supersedes the 1994 Agreement, which is hereby terminated, and any and all other agreements, oral or written, that may define the employment relationship between the Executive and the Company. This Agreement may be modified only by written agreement by the Executive and the Company and may not be modified by any oral agreement.

         6.4 Notices. All notices provided for in this Agreement shall be in writing and shall be deemed to be given when delivered personally to the party to receive the same, when transmitted by electronic means or when mailed first class, postage prepaid by certified mail, return receipt requested, addressed to the party to receive the same at the applicable addresses set forth below or such other address as the party to receive the same shall have specified by written notice give in the manner provided for in this Section. All notices shall be deemed to have been given as of the date of personal delivery, transmittal or mailing thereof.

                  If to the Executive: Mr. Timothy Fallon, 411 Sarles Street, Bretton Ridge Estates, Mount Kisco, New York 10549, with a copy to: Kevin F. Berry, Esq., Ledgewood Law Firm, P.C., 1521 Locust Street, Philadelphia, Pennsylvania 19102.

                  If to the Company: Vermont Pure Holdings, Ltd., Route 66, Catamount Park, Randolph Center, Vermont 05061, Attention: Chairman of the Board, with a copy to: Dean Hanley, Esquire, Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109.

         6.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company's successors and assigns.

         6.6 Disputes and Controversies. The parties hereto agree that in case of any dispute, controversy or claim arising out of or relating to this Agreement, other than pursuant to Sections 4 and 6 hereof, the dispute, controversy or claim shall be determined by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be Boston, Massachusetts. Any arbitration award shall be based upon and accompanied by a written opinion containing findings of fact and conclusions of law. The determination of the arbitrator(s) shall be conclusive and binding on the parties hereto, and any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

307752.5
                                      -11-

IN WITNESS WHEREOF, the parties have executed this Agreement on October__, 1997.


COMPANY:                                             VERMONT PURE HOLDINGS, LTD.


                                            By:_/S/Frank McDougall______________
                                               Name:Frank McDougall


SPRINGS:                                             VERMONT PURE SPRINGS, INC.


                                            By:_/S/Frank McDougall______________
                                               Name:Frank McDougall




EXECUTIVE:                                  By:_/S/_Timothy Fallon______________
                                               TIMOTHY FALLON


307752.5
                                      -12-